SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |_|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|X|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|_|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                 MAGNA-LAB INC.
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)


________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

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      2.    Aggregate number of securities to which transaction applies:

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      3.    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      4.    Proposed maximum aggregate value transaction:

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      5.    Total fee paid:

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|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

      1.    Amount previously paid:

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

                             [LOGO] MAGNA-LAB INC.

                       6800 Jericho Turnpike, Suite 120W,
                             Syosset, New York 11797
                                  516-393-5874

                  NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS

                                  TO BE HELD ON

                               SEPTEMBER 28, 2000

TO THE SHAREHOLDERS OF MAGNA-LAB INC.:

      Notice is hereby given that the Annual Meeting of Shareholders of Magna-Lab Inc., a New York corporation (the "Company"), will be held at the Long Island Marriott Hotel, 101 James Doolittle Blvd., Uniondale, NY 11553, on Thursday, September 28, 2000 at 10:00 a.m. local time (the "Meeting"), for the following purposes:

      1.    To consider and vote upon the election of five directors;

      2. To approve an amendment to the Company's Restated Certificate of Incorporation increasing the number of authorized shares of Class A Common Stock to 100,000,000;

      3.    To approve an amendment to the Company's 1992 Stock Option Plan;

      4. To ratify the appointment of Rothstein Kass & Company, P.C. as independent auditors of the Company; and

      5. To transact such other business as may properly be presented at the Meeting or any adjournments thereof.

      The close of business on August 24, 2000 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting. The stock transfer books of the Company will not be closed.

      All shareholders are cordially invited to attend the Meeting. Whether or not you expect to attend, you are respectfully requested by the Board of Directors of the Company to sign, date and return the enclosed proxy promptly. Shareholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience.

                                         By the order of the Board of Directors,


                                         Daniel M. Mulvena
                                         Chairman of the Board


Dated: September __, 2000

                                 MAGNA-LAB INC.
                       6800 Jericho Turnpike, Suite 120W,
                             Syosset, New York 11797
                                  516-393-5874

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Magna-Lab Inc., a New York Corporation (the "Company"), for the Annual Meeting of Shareholders to be held at the Long Island Marriott Hotel, 101 James Doolittle Blvd., Uniondale, NY 11553, on Thursday September 28, 2000 at 10:00 a.m., local time, and for any adjournment or adjournments thereof (the "Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Any shareholder giving such a proxy has the power to revoke it at any time before it is voted. Written notice of such revocation should be forwarded directly to the Secretary of the Company, at the above stated address. Attendance at the Meeting will not have the effect of revoking the proxy unless such written notice is given or the shareholder votes by ballot at the Meeting, thereby canceling any proxy previously given.

      If the enclosed proxy is properly executed and returned, the shares represented thereby will be voted and if a choice is specified in the proxy, the shares represented thereby will be voted in accordance with the directions thereon. Any proxy on which no direction is specified will be voted in favor of the actions described in this Proxy Statement, for the election of the nominees set forth under the caption "Election of Directors", for the amendment to the Company's Restated Certificate of Incorporation increasing the authorized shares of Class A Common Stock to 100,000,000, for the amendment to the Company's 1992 Stock Option Plan, and for the ratification of Rothstein Kass & Company, P.C. as independent auditors for the Company.

      The approximate date on which this Proxy Statement and the accompanying form of proxy will first be mailed or given to the Company's shareholders is September 1, 2000.

      Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the Meeting. If you do attend, you may vote by ballot at the Meeting, thereby canceling any proxy previously given.

                                     VOTING


      Only holders of shares of Class A Common Stock, par value $.001 per share, and Class B Common Stock, par value $.001 per share (collectively, the "Shares"), of record as at the close of business on August 24, 2000 (the "Record Date"), are entitled to vote at the Meeting. On the Record Date there were issued and outstanding 39,279,261 shares of Class A Common Stock and 408,821 shares of Class B Common Stock. Each outstanding share of Class A Common Stock and Class B Common Stock is entitled to one vote and five votes, respectively, upon all matters to be acted upon at the Meeting. A majority in interest of the voting power of the outstanding Shares represented at the Meeting in person or by proxy shall constitute a quorum. The affirmative vote of a plurality of the voting power of the outstanding Shares is necessary to elect the nominees as directors. The affirmative vote of a majority of the outstanding voting power of the Shares is necessary to approve the proposed amendment to the Company's Restated Certificate of Incorporation, to approve the proposed amendment to the 1992 Stock Option Plan and the affirmative vote of the majority of the outstanding voting power of the Shares represented at the Meeting is necessary to ratify Rothstein Kass & Company, P.C. as the independent auditors for the Company. The Shareholders vote at the Meeting by casting ballots (in person or by proxy) which will be tabulated by a person appointed by the Board of Directors before the Meeting to serve as the inspector of election at the Meeting and who has executed and verified an oath of office. Abstentions and broker non-votes are included in the determination of the number of Shares present at the Meeting for quorum purposes but broker non-votes are not counted in the tabulation of the votes cast on proposals presented to shareholders. Thus, an abstention from voting on any matter has the same legal effect as a vote "against" the matter, even though the shareholder may interpret such action differently.

                             SOLICITATION OF PROXIES

      The solicitation of proxies hereby is being made by the Company. The cost of preparing, assembling and mailing the proxy, this Proxy Statement and the other materials enclosed will be borne by the Company. In addition to the solicitation of proxies by use of the mails, officers, employees and consultants may solicit proxies by telephone or other means of communication. The Company, through its transfer agent, will request brokerage houses, banking institutions, and other custodians, nominees and fiduciaries, with respect to Shares held of record in their names or in the names of their nominees, to forward the proxy material to the beneficial owners of such Shares and will reimburse them for their reasonable expenses in forwarding the proxy material.

                            1. ELECTION OF DIRECTORS

      At the Meeting, five directors will be elected by the shareholders to serve until the next Annual Meeting of Shareholders or until their successors are elected and shall qualify. Each of the nominees is currently a director of the Company. Mr. Adereth was added to the Board in July 2000 and Messrs. Feldman and Kessler joined the Board in January 2000 following the resignations of Dr. Teichholoz and Mr. Michael Rosenberg in December 1999. Messrs. Adereth, Feldman and Kessler were named to the Board pursuant to agreements to provide equity capital to the Company beginning in December 1999 and continuing until October 31, 2000. Management recommends that the persons named below be elected as directors of the Company and it is intended that the accompanying proxy will be voted for their election as directors, unless the proxy contains contrary instructions. The Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy have advised that they will vote for the election of such person or persons as shall be designated by management.

      The following sets forth the names and ages of the five nominees for election to the Board of Directors, their respective principal occupations or employment during the past five years and the period during which each has served as a director of the Company.

      Daniel M. Mulvena has been the Company's Chairman and Chief Executive Officer since March 1998 and a consultant to the Company since February 1997. Mr. Mulvena devotes such time as is necessary to the business and affairs of the Company. Mr. Mulvena is Chairman of the Board of EcoCath, Inc., a publicly traded medical technology company and serves as a consultant to and/or on the Board of several privately-held and publicly-held medical technology companies including publicly-held companies Thoratec Laboratories, Inc., Zoll Medical Corporation and Cambridge Heart. Mr. Mulvena is the principal owner of Commodore Associates, a private firm providing consulting services to medical technology companies.

      Mr. Mulvena has served Boston Scientific Corporation, a publicly traded corporation which manufactures and sells minimally invasive medical products ("BSC"), from 1992 through 1995 including as Vice-President and General Manager and ultimately as Group Vice-President Cardio/Cardiology responsible for Mansfield, Cardiac Assist and Mansfield Electrophysiology Divisions of BSC. From 1989 through 1991, Mr. Mulvena was Chairman, President and Chief Executive Officer of, and from 1991 through 1992 was a consultant to, Lithox Systems, Inc., a developer and manufacturer of medical devices. From 1984 to 1989, Mr. Mulvena served as President of Bard Implants and Bard Cardiosurgery, all divisions of C.R. Bard, Inc. C.R. Bard, Inc. is a leading worldwide manufacturer of medical devices. Mr. Mulvena has served as Co-Chairman of the Board of Directors of Life Medical Sciences, a publicly traded corporation engaged in the research and development of technologies for use in medical applications.

      Lawrence A. Minkoff, Ph.D., a founder of the Company, is presently the Company's President and Chief Scientific Officer and has also served as its Chairman of the Board and Chief Executive Officer from inception in February 1991 until March 1998. From October 1989 until February 1991, Dr. Minkoff has served as President and a director of Minkoff Research Labs, Inc., a privately held company engaged in the development of MRI technology. Dr. Minkoff continues as President of Minkoff Research Labs, Inc. Prior to the formation of the Company Minkoff Research Labs, Inc. conducted the development activities relating to certain of the Company's technology. From July 1978 to October 1989, Dr. Minkoff was an executive vice-president of Fonar Corporation, a publicly traded corporation engaged in developing and commercializing the use of magnetic resonance imaging for scanning the human body. Dr. Minkoff served as a member of its board of directors from January 1985 to February 1989.

      J. M. Feldman, has been a Vice President and Director of the Company since January 2000. For more than the past five years Mr. Feldman has been a financial advisor employed by various firms in the brokerage industry.

      Jonathan Adereth, has served as a Director of the Company since August 2000. Mr. Adereth was CEO and President of Elscint Ltd. from 1994 until 1998. Mr. Adereth joined Elscint Ltd. in 1972, starting as an R&D Physicist, then Manager prior to becoming involved in Corporate Marketing Management. In 1981, Mr. Adereth established Elscint Australia and served as its first General Manager. In 1983 Mr. Adereth was appointed a General Manager of the Digital X-Ray Systems Division of the company and in 1986 he became a Corporate Vice President Sales. In 1998, the assets of Elscint were sold to Marconi Medical Inc. and to GE Medical Systems.

      Mr. Adereth is currently a partner of InnoMed Venture Capital, a member of the Jerusalem Global Ventures, Chairman of the Board and CEO of Carmel Biosensors Ltd. and a Director at Medivision - Ophthalmic Imaging Systems Ltd. and at Eliav - Oncology Imaging Systems Ltd. He is also founder and a major shareholder of Techbridge Medical Ltd., a worldwide network for distribution of medical products developed in Israel. In addition, Mr. Adereth acts as a strategic consultant to a number of high tech medical equipment companies in Israel.

      Seymour Kessler, D.P.M. has served as a Director of the Company since January 2000. For more than the past five years Dr. Kessler has been a Managing Director of RKP Capital Partners, a private investment bank specializing in small to medium size companies. Dr. Kessler received his Doctorate of Podiatric Medicine from Illinois College of Podiatric Medicine in 1954 and served as a practicing Podiatric Surgeon as well as banker, investor and corporate executive. He is a Board Certified Diplomat of the American Board of Ambulatory Foot Surgery and the American Board of Podiatric Orthopedics. Dr. Kessler is the developer of the "Kessler/Wilson Osteotomy", a minimally invasive surgical procedure and a co-founder and past president of the Academy of Foot and Ankle Surgery. Dr. Kessler has served as CEO of Princeton Dental Management Corp. and as a member of the Board of Directors of several banks in the Chicago area. He has also served as a Director of RealShares, Inc., an NASD member firm.

      The Company maintains key-person life insurance coverage in the face amount of $5,000,000 for Dr. Lawrence A. Minkoff naming the Company as beneficiary under such policies.

General Information Concerning the Board of Directors and its Committees

      The Board of the Company met eleven times in the fiscal year ended February 29, 2000 and acted by unanimous written consent one time. The New York Business Corporation Law provides that the Board of Directors, by resolution adopted by a majority of the entire board, may designate one or more committees, each of which shall consist of three or more directors. The Board annually elects from its members the Executive Committee, the Audit Committee and the Compensation Committee. During the last fiscal year each of the directors attended at least 75% of the aggregate of (1) the total number of meetings of the Board and (2) the total number of meetings held by all committees of the Board on which he served.

      Executive Committee. The Executive Committee was formed in January 2000. The Executive Committee was formed to provide a forum for continuous communication about issues of strategy, development, finance and operations affecting the Company. The Executive Committee is empowered to convene between Board meetings to undertake matters which are more efficiently acted upon by a smaller group than the entire Board. The Executive Committee is composed of Messrs. Mulvena, Minkoff, Kessler and Feldman. After its formation in January 2000, the Executive Committee held its first meeting in March 2000. There were, therefore, no meetings of the Executive Committee during the fiscal year ended February 29, 2000.

      Audit Committee. The Audit Committee reviews the engagement of the independent accountants and reviews the independence of the accounting firm. The Audit Committee also reviews the audit and non-audit fees of the independent accountants and the adequacy of the Company's internal control procedures. The Audit Committee is currently composed of three directors, Messrs. Feldman, Kessler and Rosenthal. Prior to January 2000, the Audit Committee was composed of Messrs. Joel Kanter, Irwin Rosenthal and Michael Rosenberg. The Audit Committee met once during the fiscal year ended February 29, 2000.

      Compensation Committee. The Compensation Committee reviews and recommends to the Board remuneration arrangements and compensation plans for the Company's officers and key employees and consultants.

The Compensation Committee also administers the 1992 Stock Option Plan. The Compensation Committee is composed of three directors, presently Mr. Kessler and two directors who did not stand for reelection, Messrs. Joel Kanter and Irwin Rosenthal. Mr. Kessler replaced Dr. Teichholz who resigned from the Board in December 1999. The Compensation Committee met twice during the fiscal year ended February 29, 2000.

      All Directors of the Company are elected by the shareholders, or in the case of a vacancy, are elected by the Directors then in office, to hold office until the next annual meeting of shareholders of the Company and until their successors are elected and qualify or until their earlier resignation or removal.

                             PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information regarding the beneficial ownership of the Company's Class A and Class B Common Stock as of August 24, 2000 for (i) each of the Company's directors and each of the executive officers/consultants, (ii) each person known by the Company to own beneficially 5% or more of the outstanding shares of any class of its voting securities and (iii) all directors and executive officers as a group.

                                                                                     Percentage
                                                       Number of                      of Total
                                         Class of      Shares         Percent          Class A           Percentage
Name and Address                         Common        Beneficially     of           and Class B          of Total
Of Beneficial Owner (1)(10)              Stock (2)     Owned(3)       Class(3)     Common Stock (3)   Voting Power (2)(3)
---------------------------              ---------     --------       --------     ----------------   -------------------
Daniel M. Mulvena  (4)(5)                Class A           950,000       2.4%         2.3%                   2.2%

Lawrence A. Minkoff, Ph.D. (4)(5)        Class A         1,550,000       3.8%
                                         Class B           238,915      56.1%
                                                        ----------
                                                         1,788,915                    4.3%                   6.4%
                                                        ----------

Irwin M. Rosenthal (4)(5)                Class A           849,593       1.8%         1.8%                   1.7%

Allen Perres (4)(5)                      Class A         3,500,000       8.2%         8.1%                   7.8%

Kenneth C. Riscica (4)(5)                Class A           717,500       1.8%         1.8%                   1.7%

J.M. Feldman (4)(5)                      Class A            75,000       0.2%         0.2%                   0.2%

Seymour Kessler (4)(5)                   Class A            75,000       0.2%         0.2%                   0.2%

Joel Kanter (4)(5)(6)                    Class A           641,754       1.8%         1.8%                   1.7%

Jonathan Adereth (4)(9)                  Class A         2,500,000       6.0%         5.9%                   5.7%

Noga  Investments  in  Technology        Class A        30,772,727      48.0%        47.7%                  46.5%
Ltd. (7)

Robert M. Rubin (4)                      Class A         3,400,000       9.5%         9.4%                   9.0%

Abbe/Berman "Group" (8)                  Class A         2,000,000       5.6%         5.5%                   5.3%

All Executive Officer and                Class A        10,858,847      22.0%
Directors as a Group (9 persons)         Class B           238,915      56.1%
                                                        ----------
                                                        11,097,762                   22.3%                  23.4%
                                                        ----------

(see following page for notes)

------------------------

The information presented in the table above is based solely upon Schedules 13D and 13G, and schedules 3, 4 and 5 filed by the respective holders under the Securities Exchange Act of 1934 and has not been otherwise independently verified by the Company.

(1) All shares are beneficially owned and sole voting and investment power is held by the persons named, except as otherwise noted.

(2) Class B Common Stock is entitled to five votes per share but is otherwise substantially identical to the Class A Common Stock, which has one vote per share. Each share of Class B Common Stock is convertible into one share of Class A Common Stock.

(3) Based upon 39,279,261 shares of Class A common stock and 408,821 shares of Class B common stock outstanding at August 24, 2000 and reflecting as outstanding, with respect to the relevant owner, the shares which that beneficial owner could acquire upon exercise of options which are presently exercisable or will become exercisable within the next 60 days.


(4) The address for Mssrs. Mulvena, Minkoff, Rosenthal, Perres, Riscica, Rubin, Feldman, Kessler, Kanter and Adereth is c/o Magna-Lab Inc., 6800 Jericho Turnpike, #120W, Syosset, NY 11791.

(5) Includes currently exercisable options to purchase the following shares of Class A Common Stock; Mr. Mulvena, 950,000, Dr. Minkoff, 1,550,000, Mr. Rosenthal, 500,000, Mr. Perres, 3,500,000, Mr. Riscica 717,500, Mr.
      Feldman, 75,000, Mr. Kessler, 75,000, Mr. Kanter, 75,000 including amounts which are subject to shareholder approval of an increase in the Company's Stock Option Plan.

(6) Includes the holding of The Kanter Family Foundation and Windy City Associates to which Mr. Kanter does not have sole voting or investment power.

(7) The address for Noga Investments in Technology Ltd. is 6 Azoran Street, South Industrial Zone, P.O. Box 8471, Netaninya, Israel. Includes 5,681,818 shares presently owned and 25,090,909 shares subject to presently exercisable options andissuable upon satisfactions of existing purchase commitments and scheduled to be satisfied by October 31, 2000.

(8) The Abbe/Berman Group consists of Coleman Abbe, Richard Abbe, Leo Abbe and Jeffrey Berman, each of whom beneficially owns 500,000 shares of Class A common stock. The address for each of Messrs. Coleman Abbe, Richard Abbe, Leo Abbe and Jeffrey Berman is c/o Hampshire Securities Corp., 640 Fifth Avenue, New York, NY 10016. Such reporting persons may be deemed to be part of a "group" and such reporting persons disclaim any such "group" membership. The "Abbe Group" reflects such amounts as though such reporting persons were a member of a "group" (which they disclaim).

(9) The Company and Mr. Adereth are currently negotiating a consulting agreement with Mr. Adereth which contemplates Mr. Adereth being granted options to purchase 2,500,000 shares of Class A Common Stock at $0.49 per share. Such shares are included in the above table.

Compliance with Section 16(a) of the Exchange Act

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

      The Company believes, based solely on review of copies of such reports furnished to the Company, that section 16(a) filing requirements applicable to a portion of the options that were not subject to stockholder approval granted to Company's officers and directors and consultants in May 1997 (Mulvena, Minkoff, Riscica and Rosenthal) were delinquent until their filing in May 2000. Other than this delinquency for options granted, the Company believes, based solely on review of copies of such reports furnished to the Company, that Section 16(a) filing requirements applicable to the Company's officers and directors and greater than ten percent shareholders have been complied with during the last fiscal year.

                             EXECUTIVE COMPENSATION

      The following tables set forth certain information relating to compensation paid or accrued by the Company for the past three fiscal years to its Chief Executive Officer and its executive officers whose cash paid compensation exceeded $100,000 for the year ended February 29, 2000 (the "Named Executive Officers"). Only those columns which call for information applicable to the Company or the Named Executive Officers for the periods indicated have been included in such tables.

Summary Compensation Table

                                                                                         Long Term
                                           Year          Annual                         Compensation
                                           Ended      Compensation                        Options/
Name & Principal Position                 Feb. 28      Salary ($)        Bonus ($)         SAR (#)
-------------------------                 -------      ----------        ---------         -------
Daniel Mulvena, Chairman of the             2000       $ 106,765              --          1,300,000
Board, Chief Executive Officer              1999       $ 114,757              --                 --
                                            1998       $  42,000              --            250,000
Lawrence A. Minkoff, Ph.D., President
and Chief Scientific Officer                2000       $ 125,833(a)    $ 100,000(a)       2,200,000
                                            1999       $ 112,000              --                 --
                                            1998       $  93,334(b)           --            150,000

----------
(a) During the fiscal year ended February 29, 2000, Dr. Minkoff's salary was adjusted from $112,000 per annum to $195,000 per annum and he was awarded a performance bonus of $100,000 that was paid during May 2000.

(b) Net of approximately $18,666 due to Dr. Minkoff for services rendered and forgiven by him under the Debt Reduction Program.

Option/SAR Grants in Last Fiscal Year

      The following table sets forth information with respect to options granted during the last fiscal year to the Named Executive Officers of the Company.

Individual Grants

                                                  % of Total
                                                 Options/SARs
                                                  Granted to    Exercise or
                                   Options/      Employees in    Base Price
Name                           SARs Granted(#)    Fiscal Year    ($/share)      Expiration Date
----                           ---------------    -----------    ---------      ---------------
Daniel M. Mulvena               1,300,000(a)          26%          $0.22       700,000 11/16/04
                                                                               200,000 11/16/05
                                                                               200,000 11/16/06
                                                                               200,000 11/16/07
Lawrence A. Minkoff, Ph. D.     2,200,000(a)          46%          $0.22     1,300,000 11/16/04
                                                                               300,000 11/16/05
                                                                               300,000 11/16/06
                                                                               300,000 11/16/07

-----------------
(a) All of which are subject to shareholder approval of an increase in the options available under the Company's 1992 Stock Option Plan.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

      The following table sets forth certain information with respect to stock option exercises by the Named Executive Officers during the fiscal year ended February 29, 2000 and the value of unexercised options held by them at the fiscal year-ended February 29, 2000.

                                                           Number of         Value of Unexercised
                                                          Unexercised            In-the Money
                              Shares                    Options/SARs at          Options/SARs
                             Acquired                      F/Y End (#)          at F/Y End ($)
                                on             Value       Exercisable/           Exercisable/
Name                        Exercise (#)    Realized($)   Unexercisable         Unexercisable(1)
----                        ------------    -----------   -------------         ----------------
Daniel M. Mulvena               0              0       1,050,000/600,000      $169,200/$111,600

Lawrence A. Minkoff, Ph. D.     0              0       1,550,000/900,000      $280,800/$167,400

---------------
(1) Based on a closing price of $0.406 per share of Class A Common Stock on February 29, 2000, less the exercise price.

Employment Agreements

      There are no employment agreements with any of the Company's employees. Dr. Minkoff continued to receive compensation at the rate of compensation indicated in his prior contract ($112,000 per year) until December 31, 1999 at which time his annual compensation was increased to $195,000 and he received a performance bonus of $100,000 in the fiscal year ended February 29, 2000 which was paid in May 2000. Mr. Mulvena and Mr. Riscica provide services to the Company based upon consulting agreements which call for payment based upon time expended on the affairs of the Company. Mr. Mulvena and Mr. Riscica agree to spend such time as is necessary to advance the affairs of the Company. Mr. Perres is compensated based upon a base salary and incentive compensation related to his efforts in raising capital for the Company. See "Certain Relationships and Related Transactions."

Directors' Compensation

      The Company does not presently pay cash compensation to its outside Directors for attendance at Board or committee meetings. Outside Directors may be reimbursed for expenses incurred by them in acting as a Director or as a member of any committee of the Board of Directors.

      During the fiscal year ended February 29, 2000, Mssrs. Feldman, Kanter and Kessler were each granted options to purchase 75,000 shares, and Mr. Rosenthal was granted an option to purchase 225,000 shares, at $0.22 prior to November 16, 2000. Such options are fully vested.

                              CERTAIN TRANSACTIONS

      Mr. Rosenthal is a senior partner in a law firm which provides legal services to the Company from time to time. During the fiscal year ended February 29, 2000, such firm billed the Company approximately $103,000 principally related to financing transactions.

      In December 1999, the Company entered into a letter agreement with Noga Investments in Technology Ltd. (successor in interests to Noga Electrotechnica Limited, "Noga") pursuant to which Noga agreed to purchase $3,000,000 worth of common stock at $0.22 per share payable in installments over a five month period ending in May 2000. To secure its commitment, Noga paid $250,000 as a non-refundable deposit. In January and February 2000, Noga purchased a total of $500,000 worth of common stock toward its commitment. In May 2000, the agreement was amended to permit Noga to purchase the balance of its commitment prior to July 27, 2000 in exchange for an additional $100,000 paid by Noga to the Company as an additional non-refundable deposit to secure the timely payment of the balance ($2,150,000). If Noga fails to timely pay the balance, the Company is entitled to keep the $350,000 in non-refundable deposits it has received and all rights that Noga is entitled to under the letter agreement terminate. According to the letter agreement, as amended, the Company agreed to provide Noga with an option to purchase 3,500,000 shares of the Company's common stock at $0.02 per share and an option, exercisable prior to July 27, 2000, to purchase the number of additional shares that are necessary, at $0.22 per share, to satisfy the requirements for listing of the Company's stock on the NASDAQ SmallCap market. The Company also agreed that for a period of two years from the date of this letter agreement, Noga has the right to nominate a number of directors to the Company's board such that the total number of non-Noga nominated directors exceeds the number of Noga-nominated directors by one. Mr. Feldman was designated by Noga as its initial nominee. Additionally, the Company agreed that any payment or withdrawal from the Company's bank account of at least $2,000 requires the approval of Mr. Feldman. In March 2000, the Company and Noga agreed that Noga would not have the right to nominate any additional directors to the Company's Board until its $3,000,000 financing commitment was completed. At the completion of the funding commitment, Mr. Adereth will be Noga's second designated director. The Company has agreed to hold meetings of its Board at least once per month or at such intervals as is reasonably acceptable to the Noga-nominated directors.

      On July 27, 2000, in exchange for new investment undertakings by Noga, the Company and Noga have agreed that Noga will provide the additional $2,150,000 under the original $3,000,000 commitment as follows: $750,000 on July 28, 2000, $700,000 by September 15, 2000 and $700,000 by October 15, 2000. Upon completion of the full $3,000,000 commitment, Noga will have purchased 13,363,363 shares of Class A Common Stock. In addition, the July 27, 2000 agreement replaces Noga's right to purchase such additional shares as would be necessary to satisfy minimum capital requirements for listing on Nasdaq SmallCap with Noga's commitment to purchase for $3,000,000, and with the commitment by an officer of the Company (Mr. Perres, see below) to purchase for $2,000,000 (after a portion is offered first to certain investors and management), an aggregate of 22,727,272 shares of Class A common stock of the Company ($0.22 per share). Noga's $3,000,000 new investment is secured by a non-interest bearing note payable to the Company and is to be paid as follows: $1,000,000 prior to September 30, 2000 and the remaining $2,000,000 prior to October 31, 2000. As Noga makes payments under the note, the Company will issue the proportionate number of shares. The officer's new investment of $2,000,000 is required to be paid by him (after a portion is offered first to current investors and management) prior to September 30, 2000 and is secured by a note payable to the Company. In addition, Noga has agreed to exercise its option to purchase 3.5 million shares of Class A common stock for $70,000 at the conclusion of their initial financing commitment in October 2000 and the officer has agreed to exercise his option to purchase 3.5 million shares for $70,000.

      In December 1999, the Company entered into a letter agreement and an amendment to the letter agreement with Mr. Perres, an officer of the Company, in connection with Mr. Perres' assistance in raising financing for the Company in its $2,000,000 private placement. Under the agreement, as amended, the Company agreed to elect Mr. Kessler as a member of its Board to fill a vacancy. The Company also agreed to nominate Mr. Perres as a director in the event that Mr. Perres assists the Company in raising funds in excess of $2,000,000 in its private placement. Upon completion of the private placement, Mr. Perres has declined the Company's invitation to serve as a director. Additionally, the Company has agreed that any increase in the size of its Board must be approved by Messrs. Perres and Kessler so long as they are directors. Under the letter agreement, as amended, the Company agreed to create an Executive Committee consisting of Messrs. Kessler, Minkoff, and Mulvena. The Company agreed to pay Mr. Perres for his services a base salary of $90,000 per year for two years (of which, $164,000 has been paid) and to provide him with options to purchase 3,500,000 shares of the Company's common stock at $0.02 per share. In August 2000, Mr. Perres was granted a discretionary bonus of $100,000 in cash.

      Dr. Minkoff, a director and officer of the Company, was awarded a performance bonus of $100,000 during fiscal year ended February 29, 2000 which was paid during May 2000. See "Executive Compensation - Employment Agreements."

      The Company pays consulting fees to Riscica Associates, Inc. in connection with the services of Mr. Riscica for financial planning, control, mangement, administrative and reporting services. Riscica Associates Inc. billed the Company $61,550 for the fiscal year ended February 29, 2000 in connection with such services.

      The Company is currently negotiating a consulting agreement with Mr. Jonathan Adereth, a director of the Company. As presently contemplated, Mr. Adereth would provide various business strategy and development consulting services in exchange for cash compensation in the amount of $3,500 per month plus $500 per day spent on Company business when he is in the United States and options to purchase 2,500,000 shares of Class A common stock at an exercise price of $0.49.

      Transactions between the Company and its directors, officers and principal shareholders are approved by the disinterested directors of the Company and determined to be on terms no less favorable than those available from independent third parties.

              2. APPROVAL OF AMENDMENT TO THE COMPANY'S AMENDED AND
                RESTATED CERTIFICATE OF INCORPORATION TO INCREASE
                       THE NUMBER OF AUTHORIZED SHARES OF
                       CLASS A COMMON STOCK TO 100,000,000

      The Board has unanimously adopted a resolution to submit to the shareholders a proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock, par value $.001 per share, from 40,000,000 to 100,000,000. Approval of such an amendment is necessary in order to ensure a continued adequate supply of Class A Common Stock for future issuances, including for issuances in connection with pending financing transactions and existing option grants.


      The Company presently has 39,279,261 shares of Class A common stock and 408,821 shares of Class B common stock outstanding. An additional 47,431,817 shares of Class A common stock are issuable as follows: (i) 37,681,817 shares upon satisfaction of the financing arrangements described under Certain Transactions above (25,090,908 for Noga and 12,590,909 for Mr. Perres or other investors, including options held by each of Noga and Mr. Perres to purchase 3,500,000 shares) and (ii) 9,750,000 shares upon exercise of outstanding options (including options the grant of which is subject to shareholder approval as provided in proposal #3 below). If all of the foregoing shares were issued, the Company would have outstanding approximately 86,643,000 shares of Class A Common stock, an excess of approximately 46,643,000 over the currently available authorized amount. Without an increase in the authorized shares, the Company would be unable to complete the raise of the additional capital that has been committed or any further equity capital to support its business development plans. Without such additional capital, the Company would need to significantly alter its development plans.

      In December 1999, when the Company first entered into the financing arrangements described above under Certain Transactions, the Company was in need of immediate funding. Management believed that it would not have been in the best interests of the Company or its shareholders to postpone, and potentially risk, the financings in order to first seek shareholder approval of the proposed increase in authorized shares.


      Approval of the proposed increase in authorized shares will generally empower the directors of the Company to issue the additional shares without first obtaining shareholder approval. Except as described herein, the Company has no plans or proposals to use any portion of the additional shares that would be made available upon adoption of the proposed amendment. The equity interests of current shareholders will be significantly diluted upon the issuance of the proposed additional authorized common stock, whether such issuance occurs in the pending transactions or in the future transactions. In limited circumstances, such as certain types of mergers and business combinations, shareholders would be entitled, under New York law, to vote on transactions involving the issuance of additional shares. The Company is not presently subject to the rules of a securities exchange or association, such as Nasdaq, that require shareholder approval prior to issuing securities in certain types of transactions.


      In addition to the authorized common stock, the Company's Restated Certificate of Incorporation authorizes the issuance of a maximum of 5,000,000 shares of preferred stock on terms which may be fixed by the Company's Board of Directors without further shareholder action. The terms of any series of preferred stock which may include priority claims to assets and dividends, and special voting rights, could adversely affect the rights of holders of the common stock. No preferred stock has been issued to date and the Company has no current plans to issue such preferred stock. The issuance of such preferred stock could make the possible takeover of the Company or the removal of management of the Company more difficult, discourage hostile bids for control of the Company in which shareholders may receive premiums for their shares of common stock, or otherwise dilute the rights of holders of common stock. The proposal to increase the authorized shares has not been submitted as a result of or in response to any accumulation of stock or threatened takeover. The Company has no present plans to implement measures having antitakeover effects following adoption of the proposed amendment.

      The full text of paragraph 1 of Article Third of the Company's Restated Certificate of Incorporation is proposed to be amended in its entirety as follows:

            "THIRD:
            1. The aggregate number of shares which the Corporation shall have the authority to issue is one hundred eight million seven hundred fifty thousand (108,750,000), divided into three classes: (i) five million (5,000,000) shares of preferred stock, $.01 par value per share (the "Preferred Stock"), (ii) three million seven hundred fifty thousand (3,750,000) shares of Class B common shares, $.001 par value per share (the "Class B Common Stock"), and (iii) one hundred million shares of Class A common stock, $.001 par value per share (the "Class A common stock")."

      If the proposed amendment is approved, the additional shares of Class A Common Stock of the Company shall entitle holders thereof to identical rights, privileges and duties as present holders of the Company's Class A Common Stock. The shares of Class A Common Stock do not have any preemptive rights with respect to the issuance of Class A Common Stock of the Company.

Recommendation and Vote Required

      The Board has approved the amendment to the Restated Certificate of Incorporation. Adoption of the amendment requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class A Common Stock and Class B Common Stock. If it is adopted, the amendment will become effective as soon after the Meeting as practicable upon filing of the Certificate of Amendment to the Restated Certificate of Incorporation with the Secretary of the State of New York.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                 "FOR" APPROVAL OF THE AMENDMENT TO THE AMENDED
                    AND RESTATED CERTIFICATE OF INCORPORATION

            3. PROPOSAL TO AMEND THE COMPANY'S 1992 STOCK OPTION PLAN

      The Board of Directors has adopted an amendment to the 1992 Stock Option Plan, subject to the approval of shareholders pursuant to Section 22 of the Plan, to increase the total number of shares of Class A Common Stock with respect to which options and SARs may be granted thereunder to 14,000,000 shares (the "Amendment"). The Amendment will enable the 1992 Stock Option Plan to continue to achieve its purpose to retain and motivate the human resources of the Company. At August 24, 2000, without the Amendment, no shares would be available for grant under the Stock Option Plan. Options for an aggregate of 5,247,500 shares have been granted subject to shareholder approval of the Amendment, including options for 1,371,774, 2,243,065, 1,021,532, 268,065,
75,000, 75,000 and 75,000 shares granted to Daniel M. Mulvena, Lawrence A. Minkoff, Kenneth C. Riscica, Irwin M. Rosenthal, J. M. Feldman, Joel Kanter and Seymour Kessler. In addition, the Company intends to grant Mr. Adereth options to purchase 2,500,000 shares of Class A Common Stock, all of which would be subject to shareholder approval of the Amendment.

      In December 1992, the Directors of the Company adopted, and the shareholders of the Company approved, the 1992 Stock Option Plan. The purpose of the 1992 Stock Option Plan is to enable the Company to attract and retain competent employees, to make service on the Board of Directors of the Company more attractive to present and prospective non-employee directors and to provide a means to encourage stock ownership and proprietary interest in the Company by officers, non-employee directors and valued employees and other individuals upon whose judgment, initiative, and efforts the financial success and growth of the Company largely depend.

      The complete text of the 1992 Stock Option Plan, as proposed to be amended by the Amendment (which is reflected in Section 2(a) thereof), will be furnished, upon request, without charge to each person whose proxy is being solicited. The complete text of the Plan as amended at the 1994 Annual Meeting of Shareholders was set forth in Exhibit A to the Proxy Statement for that meeting. The following summary of material features of the 1992 Stock Option Plan as proposed to be amended by the Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the 1992 Stock Option Plan.

      The 1992 Stock Option Plan may be administered by either the Board or a committee (the "Committee") of two or more Directors appointed by the Board. Members of the Committee must by "disinterested" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934. The Board or the Committee, as the case may be, shall determine, among other things, the recipients of grants, whether a grant will consist of incentive stock options ("ISOs"), non qualified stock options or SARs (in tandem with an option or free-standing) or combination thereof, and the number of shares to be subject to such options. In the event that a duly constituted Committee is not in existence at any time the Board of Directors is to administer the 1992 Stock Option Plan.

      Options designated as ISOs may be granted only to officers and key employees and consultants of the Company. Directors who are not otherwise employees of the Company shall not be eligible to be granted ISOs pursuant to the Plan. SARs and options designated as non-qualified options may be granted to
(i) officers and key employees of the Company, or (ii) agents, medical advisors and directors of and consultants to the Company, whether or not otherwise employees of the Company.

      In determining the eligibility of an individual to be granted an option or SAR, as well as in determining the number of shares to be optioned to any individual, the Board of Directors or the Committee shall take into account the position and responsibilities of the individual being considered, the nature and value to the Company of his or her services and accomplishments, his or her present and potential contribution to the success of the Company and such other factors as the Board of Directors or the Committee may deem relevant.

      The 1992 Stock Option Plan provides for the granting of ISOs to purchase the Company's Class A Common Stock at not less than the fair market value on the date of the option grant and the granting of nonqualified options and SARs at such price as shall be determined by the Board of Directors or the Committee. SARs granted in tandem with an option have the same exercise price as the related option. The closing bid price of the Class A Common Stock on the OTC Bulletin Board on August 24, 2000 was $0.56. The 1992 Stock Option Plan contains certain limitations applicable only to ISOs granted thereunder. To the extent that the aggregate fair market value, as of the date of grant, of the shares to which ISOs become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the portion of such option which is in excess of the $100,000 limitation will be treated as a nonqualified option. In addition, if an optionee owns more than 10% of the total voting power of all classes of the Company's stock at the time the individual is granted an ISO, the option price per share cannot be less than 110% of the fair market value per share and the term of the ISO cannot exceed five years from the date of grant. No option or SAR may be granted under the 1992 Stock Option Plan after ten years from the effective date of the 1992 Stock Option Plan and no option or SAR may be outstanding for more than ten years after its grant.

      Upon the exercise of an option, the holder must make payment of the full exercise price. Such payment may be made in cash, by check or, under certain circumstances, in shares of the Company's Class A or Class B Common Stock, or in any combination thereof. The 1992 Stock Option Plan permits the Company to lend to the holder of an option funds sufficient to pay the exercise price. SARs which give the holder the privilege of surrendering such rights for the appreciation in the Class A Common Stock between the time of the grant and the surrender, may be settled, in the discretion of the Board or Committee, as the case may be in cash, Class A Common Stock, or in any combination thereof. The exercise of an SAR granted in tandem with an option cancels the option to which it related with respect to the same number of shares as to which the SAR was exercised. The exercise of an option cancels any related SAR with respect to the same number of shares as to which the option was exercised. Generally, options and SARs may be exercised while the recipient is performing services for the Company and within three months after termination of such services provided the term has not expired. In the event that the employment of an option holder terminates due to death or disability, the option or SAR may generally be exercised by the holder or the holder's beneficiary until twelve months after termination of employment provided that the term of the option or SAR at such time has not expired. In the event an option holder is terminated for cause or for breach of an employment agreement, the option or SAR will terminate on the date the holder ceases to perform services for the Company.

      The 1992 Stock Option Plan may be terminated at any time by the Board of Directors, which may also amend the 1992 Stock Option Plan, except that without shareholder approval it may not increase the number of shares subject to the 1992 Stock Option Plan or change the class of persons eligible to receive options and SARs under the 1992 Stock Option Plan.

      Plan Benefits

      The specific future benefits or amounts to be received by executive officers and employees under the 1992 Stock Option Plan as proposed to be amended by the Amendment is not determinable. However, the following executive officers, directors and consultants have received option grants which are subject to the approval of the Amendment: Daniel M. Mulvena, (Chairman and CEO), 1,371,774 shares, Lawrence A. Minkoff (President, Chief Scientific Officer and Director), 2,243,065 shares; Kenneth C. Riscica (Consultant), 1,021,532 shares; Irwin M. Rosenthal (Director) 268,065 shares, J.M. Feldman (Director) 75,000 shares, Joel Kanter (Director) 75,000 shares, Seymour Kessler (Director) 75,000 shares. The exercise prices of the options granted to these individuals range from $0.22 to $0.25 per share and such options expire at various times beginning in May 2002 and ending in November 2007. All executive officers, directors and consultants as a group and all other employees as a group (a "group" made up of one consultant and one part-time administrative employee) received options for 5,247,500 shares and 75,000 shares, respectively, subject to shareholder approval of the Amendment with the exercise price in all cases being between $0.22 to $0.25 per share. For information on the options received during the fiscal year ended February 29, 2000 by the Named Executive Officers and directors, see the "Option/SAR Grants in Last Fiscal Year" table and "Directors Compensation", above. No SARs have been granted under the 1992 Stock Option Plan. In addition to the above, the Company is currently negotiating a consulting agreement with Mr. Jonathan Adereth (Director) which contemplates his being granted options to purchase 2,500,000 shares of Class A Common Stock at an exercise price of $0.49 per share.

                             NEW PLAN BENEFITS TABLE

The following table sets forth, for the named executive, for executives and executive consultants as a group, and for the non-executive director group the new plan benefits which will accrue to these parties if the proposal to increase the shares available under the Company's 1992 Stock Option Plan is approved. The Company has no full time employees other than executive officers. The Dollar Value is computed to be the difference between the exercise price of the underlying option and the closing bid price on August 24, 2000 of $0.56.

      Name and position                       Dollar Value ($)   Number of Units
      -----------------                       ----------------   ---------------

      Daniel M. Mulvena, CEO                      $  466,403       1,371,774
      Lawrence A. Minkoff, Ph.D., President
      and Chief Scientific Officer                $  762,642       2,243,065
      Executive Group                             $1,601,886       4,711,371
      Non-Executive Director Group                $  142,142         418,065
      Non-Executive Officer Employee Group
      (none)                                      $   25,500          75,000

      Federal Income Tax Consequences

      Neither the receipt nor the exercise of an ISO is a taxable event, and if the optionee does not dispose of stock acquired under an ISO prior to the expiration of the requisite holding periods, any gain resulting from the sale of the stock is long term capital gain. In such case the Company is not entitled to any tax deduction with respect to the grant or the exercise of the option. However, the amount by which the fair market value of shares at the time of exercise of the option exceeds the option price will constitute an item of tax preference for purposes of the alternative minimum tax. The statutory holding period is at least two years from the date the ISO is granted and one year from the date the optionee receives his shares of Class A Common Stock pursuant to the exercise. If the stock is disposed of before the end of the statutory holding period, the lesser of the difference between the exercise price and the fair market value of the stock on the date of exercise or the total amount of gain realized on the sale must be reported by the optionee as ordinary income and the Company is entitled to a tax deduction in that amount. The remaining gain, if any, is taxed to the optionee as long or short term capital gain.

      The receipt of a nonqualified stock option issued under the 1992 Stock Option Plan will not result in any taxable income to the optionee or a tax deduction to the Company at the time the option is granted. Generally, the optionee will recognize ordinary income at the time the nonqualified stock option is exercised in an amount equal to the excess of the fair market value on the date of exercise of the shares received over the exercise price, and the Company will be entitled to a tax deduction of an equal amount in the year the optionee recognizes such income. The optionee will have a tax basis for his shares equal to their fair market value at the time the optionee recognizes ordinary income and any additional gain or loss recognized by the optionee on disposition of the shares will generally be a short or long term capital gain or loss and will not result in any additional tax deduction to the Company.

      The holder of an SAR will not realize any taxable income upon the grant of such right. The holder will realize ordinary income in the tax year in which payment is realized in an amount equal to the amount of cash and/or the then fair market value of the shares of Class A Common Stock received upon exercise, and the Company will normally be entitled to a tax deduction for an equal amount for the same year.

      Further Information

      To become effective, the Amendment requires the affirmative vote of a majority of the outstanding voting power of the Company's Shares.

      The Board recommends that the shareholders vote FOR the proposal to approve the Amendment.

                   4. RATIFICATION OF THE INDEPENDENT AUDITORS

      Rothstein Kass & Co., P. C. has served as the Company's independent accountants for the fiscal years ended February 28, 1992 through 2000. The Company has requested that a representative of Rothstein Kass & Company, P.C. attend the Meeting. Such representative will have the opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions of shareholders.

      The Board of Directors of the Company recommends a vote FOR the ratification of Rothstein Kass & Company, P. C. as the independent auditors for the Company.

                                  OTHER MATTERS

      The Board of Directors is not aware of any matters not set forth herein that may come before the Meeting. If, however, further business properly comes before the Meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

                  SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

      Shareholders may submit proposals on matters appropriate for shareholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. To be considered for inclusion in the proxy statement and form of proxy relating to the 2001 annual meeting, such proposals must be received by the Company not later than March 6, 2001. Proposals should be directed to the attention of the Secretary of the Company.

                          ANNUAL REPORT ON FORM 10-KSB

      The Company has enclosed with this Proxy Statement to each person whose proxy is being solicited a copy of the Company's annual report on Form 10-KSB for the fiscal year ended February 29, 2000, including the financial statements, but excluding the exhibits.

                                             By order of the Board of Directors,


                                             Daniel M. Mulvena
                                             Chairman of the Board


Dated: September __, 2000